7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

COMPANY DECLARES QUARTERLY CASH DIVIDEND

Evansville, Indiana, March 20, 2014 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the fourth quarter and fiscal year ended February 1, 2014.

The fourth quarter of fiscal 2013 included 13 weeks compared to 14 weeks in the fourth quarter of fiscal 2012 and fiscal year 2013 included 52 weeks compared to 53 weeks in fiscal year 2012.

Fourth Quarter Financial Results

The Company reported net sales of $200.3 million for the 13-week fourth quarter ended February 1, 2014, as compared to net sales of $205.7 million for the 14-week fourth quarter ended February 2, 2013.  The net effect of this extra week on the sales comparison for the fourth quarter was approximately $12.7 million.  Comparable store sales for the 13-week period ended February 1, 2014 decreased 2.5 percent as compared to the 13-week period ended February 2, 2013.

The gross profit margin for the fourth quarter of fiscal 2013 decreased to 28.5 percent compared to 29.3 percent for the fourth quarter of fiscal 2012.  The merchandise margin decreased 0.2 percent while buying, distribution and occupancy expenses increased 0.6 percent as a percentage of sales.

Selling, general and administrative expenses for the fourth quarter increased $1.2 million to $56.1 million.  As a percentage of sales, these expenses increased to 28.0 percent compared to 26.7 percent in the fourth quarter of fiscal 2012 primarily due to the deleveraging effect of the decline in comparable store sales.

The Company opened three new stores during the fourth quarter of fiscal 2013 as compared to one store in the fourth quarter of fiscal 2012.

Net earnings for the 13-week fourth quarter ended February 1, 2014 were $0.6 million, or $0.03 per diluted share.  For the 14-week fourth quarter ended February 2, 2013, the Company reported net earnings of $3.2 million, or $0.13 per diluted share.

Fiscal Year 2013 Financial Results

Net sales increased 3.5 percent to $884.8 million for fiscal 2013, as compared to net sales of $855.0 million for fiscal 2012.  Comparable store sales for the 52-week period ended February 1, 2014 were flat compared to the 52-week period ended February 2, 2013.  Net earnings for fiscal 2013 were $26.9 million, or $1.32 per diluted share, compared to net earnings of $29.3 million, or $1.43 per diluted share, in the last fiscal year.  The gross profit margin for fiscal 2013 was 29.3 percent compared to 30.1 percent last year.  Selling, general and administrative expenses, as a percentage of sales, for fiscal 2013 were unchanged as compared to fiscal 2012.  The Company opened 32 stores during fiscal 2013 as compared to 31 stores last year.

Speaking on the results, Cliff Sifford, President and CEO, said, “Unfavorable weather in the fourth quarter negatively impacted our customer traffic, and consequently, our sales and earnings results.  In particular, robust traffic and sales in November were followed by significant declines in traffic and sales in December and January.  Despite this tough sales environment, we ended fiscal 2013 with inventories in excellent shape and believe we are well positioned with the right assortment of family footwear at the right price to capitalize on the Easter selling season.”

Store Growth

During fiscal 2013, the Company opened 32 new stores and seven were closed to end the year at 376 stores.  Three stores were opened and five were closed in the fourth quarter of fiscal 2013.  Total retail selling space increased to 4.1 million square feet at the end of fiscal 2013 from 3.8 million square feet at the end of fiscal 2012.

Store openings and closings by quarter for the fiscal year were as follows:

	New Stores	Stores Closings
1st quarter 2013	13	0
2nd quarter 2013	8	2
3rd quarter 2013	8	0
4th quarter 2013	3	5
Fiscal year 2013	32	7

The three new stores opened during the fourth quarter include locations in:

City	Market	Total Stores in the Market
Altamonte Springs, FL	Orlando	9
Caguas, PR	Puerto Rico	7
Smyrna, GA	Atlanta	12

In fiscal 2014, the Company expects to open 30 to 35 new stores, relocate three stores and close one store.  For the first quarter of fiscal 2014, the Company will open seven stores, relocate two stores and close one store.  In the first quarter of fiscal 2013, the Company opened 13 stores, relocated three stores and no stores were closed.

First Quarter Fiscal 2014 Earnings Outlook

The Company expects first quarter of fiscal 2014 net sales to be in the range of $232 million to $241 million, with comparable store sales in the range of flat to down 3.5 percent.  Earnings per diluted share in the first quarter of fiscal 2014 are expected to be in the range of $0.45 to $0.52.  In the 13-week first quarter of fiscal 2013, total net sales were $232.3 million, comparable store sales increased 4.3 percent and the Company earned $0.47 per diluted share.

Mr. Sifford concluded, “While general consumer economic uncertainty keeps our outlook conservative for the first quarter of fiscal 2014, our Shoe Carnival team remains committed to managing the controllable aspects of our business to best position us for future growth as consumer spending begins to improve. We believe the April launch of our spring creative on national cable television will increase Shoe Carnival brand awareness in new and existing markets and will help to drive customer traffic to our stores and website.”

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter and fiscal year 2013 results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

First Quarter Fiscal 2014 Cash Dividend

The Company announced today that its Board of Directors has approved the payment of a quarterly cash dividend.  The quarterly cash dividend of $0.06 per share will be paid on April 21, 2014, to shareholders of record as of the close of business on April 7, 2014.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board of Directors.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 11, 2014 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 12, 2014.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of value priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of March 20, 2014, the Company operates 379 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended February 1, 2014	Fourteen Weeks Ended February 2, 2013	Fifty-two Weeks Ended February 1, 2014	Fifty-three Weeks Ended February 2, 2013
Net sales	$200,311	$205,744	$884,785	$854,998
Cost of sales (including buying,
distribution and occupancy costs)	143,129	145,570	625,468	597,521
Gross profit	57,182	60,174	259,317	257,477
Selling, general and administrative
expenses	56,134	54,909	215,650	208,983
Operating income	1,048	5,265	43,667	48,494
Interest income	(4)	(3)	(12)	(32)
Interest expense	41	70	173	273
Income before income taxes	1,011	5,198	43,506	48,253
Income tax expense	413	1,987	16,635	18,915
Net income	$598	$3,211	$26,871	$29,338

Net income per share:
Basic	$0.03	$0.13	$1.33	$1.44
Diluted	$0.03	$0.13	$1.32	$1.43

Weighted average shares:
Basic	19,949	19,878	19,926	19,911
Diluted	19,949	19,878	19,947	19,972

Cash dividends declared per share	$0.06	$1.05	$0.24	$1.15

Financial Note:

Per share amounts for net income purposes are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.  Additionally, there was a $0.03 reduction in earnings per diluted share in the fourth quarter of fiscal 2012 due to the application of the two-class method in connection with the $1.00 per share special cash dividend paid in December 2012.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	February 1, 2014	February 2, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$48,253	$45,756
Accounts receivable	4,337	2,152
Merchandise inventories	284,801	272,282
Deferred income taxes	1,208	2,914
Other	3,916	4,918
Total Current Assets	342,515	328,022
Property and equipment-net	90,193	77,364
Deferred income taxes	3,426	999
Other noncurrent assets	717	811
Total Assets	$436,851	$407,196

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$62,671	$65,026
Accrued and other liabilities	14,988	16,995
Total Current Liabilities	77,659	82,021
Deferred lease incentives	24,430	18,426
Accrued rent	9,224	7,475
Deferred compensation	8,232	6,412
Other	434	494
Total Liabilities	119,979	114,828
Total Shareholders' Equity	316,872	292,368
Total Liabilities and Shareholders' Equity	$436,851	$407,196

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two Weeks Ended February 1, 2014	Fifty-three Weeks Ended February 2, 2013
Cash flows from operating activities:
Net income	$26,871	$29,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,428	15,955
Stock-based compensation	3,295	4,049
Loss on retirement and impairment of assets	1,180	628
Deferred income taxes	(721)	(3,347)
Lease incentives	8,112	7,189
Other	405	(566)
Changes in operating assets and liabilities:
Accounts receivable	(2,135)	470
Merchandise inventories	(12,519)	(34,627)
Accounts payable and accrued liabilities	(4,158)	9,269
Other	862	(2,508)

Net cash provided by operating activities	38,620	25,850

Cash flows from investing activities:
Purchases of property and equipment	(30,966)	(25,977)
Proceeds from notes receivable	200	200

Net cash used in investing activities	(30,766)	(25,777)

Cash flows from financing activities:
Proceeds from issuance of stock	278	2,420
Dividends paid	(4,867)	(23,460)
Excess tax benefits from stock-based compensation	185	837
Purchase of common stock for treasury	0	(4,675)
Shares surrendered by employees to pay taxes on restricted stock	(953)	(41)

Net cash used in financing activities	(5,357)	(24,919)

Net increase (decrease) in cash and cash equivalents	2,497	(24,846)
Cash and cash equivalents at beginning of period	45,756	70,602

Cash and cash equivalents at end of period	$48,253	$45,756